Exhibit 10.1

AGREEMENT AND GENERAL RELEASE

This Agreement and General Release (“Agreement”) is made between Victor A. Roque (“Employee”) and DQE, Inc. and Duquesne Light Company (collectively, “the Company”). The parties, intending to be legally bound hereby, enter into this Agreement as follows:

1. Employee hereby resigns, effective as of July 31, 2003 (the “Termination Date”), as President, Duquesne Light Company and Executive Vice President of DQE, and from all other positions as an employee, officer, director and/or committee member of (a) the Affiliated Companies (as defined below), (b) any company of which any of the Affiliated Companies is a shareholder or investor, and (c) any company with respect to which Employee serves as an officer or director or in any other capacity at the request of an Affiliated Company. Employee covenants and agrees that he will execute any agreements or documents necessary to formally effect any such resignations. For purposes of this Agreement, “Affiliated Companies” shall mean the Company and any direct or indirect subsidiary or affiliate of the Company.

2. In consideration for the payments and benefits that Employee shall be provided under this Agreement, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Employee on behalf of himself and his dependents, heirs, administrators, representatives, trustees, beneficiaries, executors, successors, assigns and any other person or entity, including any government agency seeking to assert a claim on his behalf, hereby unconditionally releases and forever discharges the Affiliated Companies and their respective agents, servants, officers, directors, employees, parents, attorneys, subsidiaries, divisions, affiliates, predecessors, successors and assigns, all their respective employee benefit plans and their administrators, trustees and other fiduciaries (severally and collectively called the “Released Parties”) from any and all manner of injuries, causes of actions, claims, including, but not limited to, claims for back pay, front pay or reinstatement, and demands of any kind whatsoever, in law or in equity, and from all debts, counterclaims, cross-claims, rights, disputes, controversies, judgments, agreements, contracts, promises, representations, misrepresentations, allegations, obligations, duties, suits, expenses, assessments, penalties, charges, interest, losses, costs, damages, compensatory damages, consequential damages, punitive damages, sanctions, and liabilities whatsoever, in law or in equity, whether known or unknown, asserted or unasserted, claimed or unclaimed, foreseen or unforeseen, suspected or unsuspected, discovered or undiscovered, accrued or unaccrued, anticipated or unanticipated, contingent or fixed, or any that Employee or any person or entity acting for Employee now has or hereafter may have against any of the Released Parties for any acts, circumstances, conduct, commissions, omissions, failure to act, practices or events up to and including the date hereof and the continuing effects thereof, it being Employee’s intention to effect a general release of all such claims. This general release includes, without in any way limiting the generality of the foregoing, all claims or causes of action for any acts, circumstances, conduct, commissions, omissions, failure to act, practices or events up to and including the date hereof and the continuing effects thereof, based upon torts (such as, without limitation, negligence, fraud, defamation, libel, slander, tortuous interference and/or wrongful discharge); express and implied contracts (including, without limitation, prior agreements between Employee and the Company); any claims for attorneys’ fees; any claims arising out of or relating to Employee’s employment or termination of employment with the Company; and any claims arising from any alleged violation by any of the Released Parties of any federal, state or local statutes, ordinances, rules, Executive Orders or regulations, including, but not limited to, any of the following, as amended: Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, the Pennsylvania Worker’s Compensation Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the Pennsylvania Human Relations Act, the Civil Rights Act of 1991, the Family and Medical Leave Act of 1993, the Older Workers Benefit Protection Act, and the Age Discrimination in Employment Act, and every other federal, state, local or court-created source of legal rights and obligations which may be waived and/or released; provided, however, that the foregoing release shall not adversely affect Employee’s rights under this Agreement.

Nothing in this release is intended as a waiver of, or to interfere with, (a) Employee’s right to insurance coverage or to indemnification by the Company pursuant to, and to the extent provided in, Article II, Section 11 of the Company’s By-Laws in existence on the date hereof, (b) Employee’s rights with respect to any of his vested benefits, which rights shall be determined in accordance with the terms of such plans as are applicable to such benefits, or (c) Employee’s right to file a charge under, or to testify, assist or participate in any manner in any investigation, hearing or proceeding under any statute over which the Equal Employment Opportunity Commission has jurisdiction; provided, however, that Employee agrees that the waiver and release in this Paragraph 2 bars him from receiving any personal financial recovery or other personal remedy as a result of, or in connection with, any such charge, investigation, hearing or proceeding.

3. Employee and the Company agree that the Non-Competition and Confidentiality Agreement, dated as of October 21, 1996 (“Confidentiality Agreement”), by and between Employee and the Company is hereby amended to delete Section 3 thereof, entitled “Severance Benefits”, and that the payments, benefits and other entitlements of Employee upon a termination of his employment shall be exclusively as set forth in Paragraph 4 of this Agreement.

4. The Company, on its behalf and on behalf of the Released Parties (as defined in Paragraph 2), has agreed to provide to Employee, and Employee has expressly agreed to accept, the following, in full settlement, release and discharge of all possible claims, known or unknown, which Employee might have or might have claimed for any reason, as further delineated in Paragraph 2 above, and as consideration for the other covenants and agreements of Employee set forth in this Agreement:

a. Promptly following the termination date, Employee shall receive in a lump sum payment, an amount representing all obligations of the Company for accrued salary, 14 days of vacation pay and other cash entitlements.

b. On the next regularly scheduled payday following the Termination Date, the Company will pay to Employee the first of seventy-two (72) semi-monthly payments of $30,000 (minus applicable withholding), the total of all being an amount equal to: (i) thirty-six (36) months of base salary at Employee’s most recent base rate of pay of $300,000, (ii) 3 times Employee’s annual incentive of $120,000, and (iii) 3 times $300,000 (which is $900,000), minus all applicable withholding taxes) (“Salary Continuance”). If the Employee dies before receiving all payments to which he is entitled, the remaining payments will be made to the Victor Roque Trust dated May 21, 2002. Notwithstanding the foregoing, the obligation of the Company to make Salary Continuance payments to Employee shall terminate forthwith if Employee shall have breached any of his obligations under this Agreement.

c. Promptly following the Termination Date, Employee shall be entitled to receive a lump sum cash payment of $70,000, minus all applicable withholding taxes, which sum represents a prorated portion of Employee’s cash bonus for the 2003 fiscal year.

d. Promptly following the Termination Date, the Company shall pay to Employee a lump sum payment of $1,090,730.40, minus all applicable withholding taxes, representing satisfaction in full of any and all Pension Service Supplement Plan (“PSSP”) obligations, current and future, of the Company and any Affiliated Company to Employee. For such single life annuity contracts as have been purchased by the Company for Employee to partially fund benefits accrued by Employee under the PSSP, to the extent that reduction and optional form conversion factors applied by the insurance carriers at annuity commencement differ from those otherwise provided under the PSSP, the Company shall pay the difference as a lump sum using IRS prescribed interest and mortality assumptions at the time of the annuity commencement.

e. For one year following the Termination Date, Employee shall have the right, at the Company’s expense, to continue to use the financial planning and counseling services offered to Company executives by Ayco in accordance with the guidelines established by the Company for such services.

f. Medical, dental, life and accidental death and dismemberment insurance benefits will be provided to Employee for the length of his Salary Continuance of the same kind and at the same cost to Employee as if still employed by the Company, excluding disability insurance and continued contributions to the 401(k). The life insurance benefits described in the preceding sentence shall be in the amount of $750,000 (or 2.5 times Employee’s annual base salary of $300,000). To the extent Employee receives life, medical, dental or hospitalization benefits from a subsequent employer, such benefits provided by the Company under this Section shall be secondary to those received from the subsequent employer. If and to the extent permitted by the applicable plan or plans and applicable laws, Employee’s qualified pension benefits and benefits under the PSSP will continue to accrue during the Salary Continuation Period on that part of compensation that is annual base salary and annual cash incentive. Employee shall receive additional service credits for purposes of vesting his retiree medical benefits during Salary Continuation Period and may elect retiree medical benefits at the end of such Salary Continuation Period.

5. Stock Options.

a. Pre-2002 Options. Exhibit A to this Agreement, which is incorporated by reference as if set forth fully in this Agreement, sets forth a description of all of the stock options that were granted to Employee by the Company prior to 2002 (the “Pre-2002 Options”). All Pre-2002 Options held by Employee that are not vested and exercisable by Employee as of the Termination Date shall be deemed forfeited and expired as of the Termination Date. All Pre-2002 Options held by Employee that are vested and exercisable as of the Termination Date shall be fully vested and exercisable and shall remain in effect in accordance with their respective terms for one year after the Termination Date. Subject to the approval of the Company’s Compensation Committee, Employee may also receive a pro-rated portion of an award under the 2000-2003 Long-Term Incentive Plan. Except as may be otherwise expressly provided in this Agreement, such Pre-2002 Options shall be subject to all of the applicable terms and conditions of the Company’s Long-Term Incentive Plan and the applicable stock option agreements.

b. 2002 Options. The Company previously granted stock options to Employee to purchase up to an aggregate of 79,500 shares of DQE Common Stock (“2002 Options”) pursuant to a January 2002 letter agreement (“2002 Option Agreement”) and the Company’s Long-Term Incentive Plan. The parties agree that the 2002 Options shall be vested and exercisable with respect to 39,750 shares of DQE Common Stock effective as of June 11, 2003, and that any unexercised portion shall expire three years after the Employee’s termination date. The parties further agree that the remaining 2002 Options, in respect of 39,750 shares of DQE Common Stock, is unvested and shall be considered forfeited and expired as of the Termination Date. Except as otherwise provided in this Agreement, such 2002 Options shall be subject to all of the applicable terms and conditions of the Company’s Long-Term Incentive Plan and the 2002 Option Agreement.

c. 2003 Options. The parties agree that the 2003 Options, in respect of 89,500 shares of DQE Common Stock, is unvested and shall be considered forfeited and expired as of the Termination Date.

d. 2002 Performance Awards. In the January 2002 Employee-Company Performance Award Agreement (“2002 Performance Award Agreement”), the Company granted to Employee two Performance Awards of 8,500 shares of DQE Common Stock each, subject to the terms and conditions set forth in the respective 2002 Performance Award Agreements and the Company’s 2002 Long-Term Incentive Plan (“2002 Performance Award”). The parties hereby agree that if the Company’s Compensation Committee authorizes an award to be made, then Employee will be entitled to a pro-rated portion of those shares pursuant to the retirement provisions of the Agreements.

e. 2003 Performance Awards. In the January 2003 Employee-Company Performance Award Agreement (“2003 Performance Award Agreement”), the Company granted to Employee a Performance Award of 11,000 shares of DQE Common Stock, subject to the terms and conditions set forth in the respective 2003 Performance Award Agreements and the Company’s 2003 Long-Term Incentive Plan (“2003 Performance Award”). The parties hereby agree that if the Company’s Compensation Committee authorizes an award to be made, then Employee will be entitled to a pro-rated portion of those shares pursuant to the retirement provisions of the Agreements.

Except for the compensation, benefits and rights provided for above, and accrued benefits under the qualified pension plan and 401(k) Plan, Employee waives any compensation, benefits or rights that may have accrued in his capacity as an employee, contractually or otherwise, including, but not limited to any right to any salary, fees or benefits or to participate in any compensation plans, programs or arrangements of any of the Affiliated Companies.

6. The Company may withhold from any payments made under this Agreement all federal, state or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

7. The terms of this Agreement shall remain strictly confidential. Employee agrees that he will not, unless compelled by law or judicial process to do so, disclose or discuss, directly or indirectly, its terms with anyone other than his spouse, attorney and financial advisors or to governmental agencies, including federal, state and local taxing authorities as required, and for purposes of enforcement of its terms. Notwithstanding the foregoing, the Company shall be entitled to make such public disclosure of this Agreement as it, in its sole and absolute judgment, deems necessary or appropriate under applicable law and regulations.

8. Employee and the Company agree to the following:

a. Employee will not make, publish or disseminate any derogatory statements or comments, whether orally or in writing, about any of the Affiliated Companies or their officers or directors, or take any action which a reasonable person would expect, directly or indirectly, to impair the good will, business reputation or good name of any of them; and the officers and directors of the Company will not make, publish or disseminate any derogatory statements or comments, whether orally or in writing, about Employee, or take any action which a reasonable person would expect, directly or indirectly, to impair his good will, business reputation or good name.

b. Promptly following the Termination Date, Employee will deliver to the Company the originals and all copies of notes, sketches, drawings, specifications, memoranda, correspondence, documents, records, notebooks, computer disks and computer tapes and other repositories of Confidential Information (as defined in the Confidentiality Agreement) and inventions (herein “Company Confidential Documents”) then known by Employee to be in Employee’s possession or under Employee’s control, whether prepared by Employee or by others and Employee will make no further use, direct or indirect, of such information in any way. Should Employee in the future discover any additional Company Confidential Documents in his possession or control, he shall promptly return such Company Confidential Documents to the Company. Employee acknowledges that effective on the Termination Date, he will no longer be a spokesperson for the Company and will thereafter refer any calls or inquiries concerning the Company to Maureen Hogel, Senior Vice President and Chief Administrative Officer of DQE.

c. Employee agrees that he will cooperate with any Affiliated Company in any actual or threatened litigation or other proceedings, including but not limited to, testifying on any Affiliated Company’s behalf at depositions, before administrative or regulatory bodies or in court or arbitration or similar proceedings.

9. In the event that either party materially breaches or otherwise fails to observe any or all of the covenants, agreements or duties herein set forth, as determined by a court or other body of competent jurisdiction, the other party shall be entitled to any remedy set forth herein, as well as any other remedy available at law or in equity. In addition, in the event of any such material breach or failure to observe by Employee, the Company may, in its discretion, terminate this Agreement and shall thereafter be released from performing hereunder. A material beach shall include, but is not limited to, failure to pay monies owed pursuant to this Agreement.

10. It is expressly understood and agreed that by entering into this Agreement, the Company does not admit in any way that it has treated Employee unlawfully, wrongfully, or unfairly. To the contrary, the Company expressly denies that it has violated any of Employee’s rights or harmed him in any way.

11. Employee acknowledges and agrees that, except as expressly amended herein, the covenants, promises and agreements set forth in the Confidentiality Agreement shall remain in full force and effect in accordance with its terms and provisions, including but not limited to the restrictions on competition and solicitation set forth in section 1 thereof.

12. Employee acknowledges that he has carefully read and fully understands all the provisions and effects of this Agreement; that he has had the opportunity to consult and thoroughly discuss all aspects of it with an attorney of his own choice; that he is voluntarily entering into this Agreement; and that neither the Company nor its agents or attorneys made any representations or promises concerning the terms or effects of this Agreement other than those contained herein.

13. Employee acknowledges that he has been given no less than a twenty-one (21) day opportunity to consider this Agreement before executing it. Employee acknowledges that he has been advised orally and by this writing to consult with an attorney prior to signing this Agreement. He further acknowledges that he may revoke this Agreement for a period of seven (7) days from the date he executes it (the “Revocation Period”), by notifying in writing, Maureen Hogel, Senior Vice President and Chief Administrative Officer, Duquesne Light Company, 411 Seventh Avenue, Pittsburgh, PA 15219. In the event Employee revokes this Agreement during the Revocation Period, this Agreement shall be null and void in its entirety and all of the Company’s obligations hereunder shall cease immediately. Employee acknowledges receipt of Employer’s letter outlining possible legal rights under the federal Older Worker Benefit Protection Act (“OWBPA”) and urging him to consult with an attorney and that Exhibit B is a true and correct copy of that letter.

14. The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania without regard to its conflicts of law rules, except as preempted by federal law.

15. Litigation Expenses: Arbitration

a. Full Settlement, Litigation Expenses; Arbitration. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Employee or others. The Company agrees to pay, upon written demand therefore by the Employee, all legal fees and expenses the Employee reasonably incurs as a result of any dispute or contest (regardless of the outcome thereof) by or with the Company or others regarding the validity or enforceability of, or liability under, any provision of this Agreement, plus in each case, interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code. The Employee agrees to repay to the Company any such fees and expenses paid or advanced by the Company if and to the extent that the Company or such others obtains a judgment or determination that the Employee’s claim was frivolous or was made in bad faith from the arbitrator or a court of competent jurisdiction from which no appeal may be taken, whether because the time to do so has expired or otherwise. Notwithstanding any provision hereof or any other agreement, the Company may offset any other obligation it has to the Employee by the amount of such repayment. In any such action brought by the Employee for damages or to enforce any provisions of this Agreement, he shall be entitled to seek both legal and equitable relief and remedies, including, without limitation, specific performance of the Company’s obligations hereunder, in his sole discretion. The obligation of the Company and the Employee under this Section 15 shall survive the termination for any reason of this Agreement (whether such termination is by the Company, by the Employee, upon the expiration of this Agreement or otherwise).

b. In the event of any dispute or difference between the Company and the Employee with respect to the subject matter of this Agreement and the enforcement of rights hereunder, either the Employee or the Company may, by written notice to the other, require such dispute or difference to be submitted to arbitration. The arbitrator or arbitrators shall be selected by agreement of the parties or, if they cannot agree on an arbitrator or arbitrators within 30 days after the Employee has notified the Company of his desire to have the question settled by arbitration, then the arbitrator or arbitrators shall be selected by the American Arbitration Association (the “AAA”) in Pittsburgh, Pennsylvania, upon the application of the Employee. The determination reached in such arbitration shall be final and binding on both parties without any right of appeal or further dispute. Execution of the determination by such arbitrator may be sought in any court of competent jurisdiction. The arbitrators shall not be bound by judicial formalities and may abstain from following the strict rules of evidence and shall interpret this Agreement as an honorable engagement and not merely as a legal obligation. Unless otherwise agreed by the parties, any such arbitration shall take place in Pittsburgh, Pennsylvania, and shall be conducted in accordance with the Rules of the AAA. The Employee’s expenses for such proceeding shall be paid, or repaid to the Company, as the case may be, as provided in Section (a) of this Section 15.

16. THE PARTIES IRREVOCABLY WAIVE ANY AND ALL RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS AGREEMENT, ANY DOCUMENTS EXECUTED IN CONNECTION HEREWITH OR ANY TRANSACTIONS CONTEMPLATED IN ANY OF SUCH DOCUMENTS. THE PARTIES ACKNOWLEDGE THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

17. This Agreement and the Confidentiality Agreement, as modified herein, represent the entire agreement of the parties with respect to the subject matter hereof and any amendments hereto shall not be effective unless they are in writing signed by all parties and/or their duly authorized representatives.

18. By signing this Agreement, Employee is making the following representation: “I HAVE READ THIS AGREEMENT, AND HAVE HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF MY CHOOSING ABOUT IT. I FULLY UNDERSTAND ALL OF ITS TERMS. I AM SIGNING THIS AGREEMENT VOLUNTARILY.”

This Agreement is made this 29th day of July, 2003.

EMPLOYEE

/s/ Nancilee M. Stanley	/s/ Victor A. Roque

Witness	Victor A. Roque

Attest:	DQE, INC

/s/ Nancilee M. Stanley	By: /s/ Maureen L. Hogel

Title: Senior VP and Chief Admin. Officer
Attest:	DUQUESNE LIGHT COMPANY

/s/ Nancilee M. Stanley	By: /s/ Maureen L. Hogel

Title: Senior VP and Chief Admin. Officer